World Funds Trust 485BPOS

Exhibit (h)(12)

Restated January 31, 2019

EXHIBIT A

to

Fund Services Agreement

List of Funds Fund

Fund Name	Effective Date	End Date of Initial Term
E-Valuator Very Conservative (0%-15%) RMS Fund	May 1, 2016	April 30, 2019
E-Valuator Conservative (15%-30%) RMS Fund	May 1, 2016	April 30, 2019
E-Valuator Conservative/Moderate (30%-50%) RMS Fund	May 1, 2016	April 30, 2019
E-Valuator Moderate (50%-70%) RMS Fund	May 1, 2016	April 30, 2019
E-Valuator Growth (70%-85%) RMS Fund	May 1, 2016	April 30, 2019
E-Valuator Aggressive (85%-99%) RMS Fund	May 1, 2016	April 30, 2019